Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of the 18th day of December, 2006, by and between CANTEL MEDICAL CORP., a Delaware corporation (the “Company”), and R. SCOTT JONES (the “Employee”).

Introduction

Employee is to be employed as President and Chief Executive Officer of the Company.  Employee and the Company desire to enter into an employment agreement and to set forth herein the terms and conditions of Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.             Engagement.  The Company hereby employs Employee and Employee hereby accepts employment by the Company on the terms and conditions set forth herein, for the period (the “Employment Period”) commencing December 18, 2006 (the “Effective Date”) and continuing until terminated in accordance with the provisions of Section 4 below.  As used in this Agreement, the term “Employment Year” shall refer to the period commencing on the Effective Date and terminating on December 31, 2007, and to each successive twelve-month period thereafter during the Employment Period.

2.             Scope of Duties.  Employee shall be employed by the Company as its President and Chief Executive Officer.  In such capacity, Employee shall have such authority, powers and duties customarily attendant upon such offices.  If elected or appointed, Employee shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as the Company’s President and Chief Executive Officer.  The Board of Directors shall endeavor to have Employee elected as a Director of the Company as promptly as practicable following the commencement of his employment with the Company.  Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company.  During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless otherwise approved in writing by the Board of Directors of the Company. Notwithstanding the foregoing, Employee may engage in activities related to his personal investments to the extent that they neither (a) inhibit or impact the performance of his duties hereunder nor (b) conflict or compete with the business of the Company.

3.             Compensation.

3.1           Base Salary.  In consideration of the services to be performed by Employee during the Employment Period, the Company agrees to pay Employee a base salary (“Base Salary”) at the rate of $450,000 per annum payable in accordance with the Company’s customary payroll practices as in effect from time to time.  Following the end of the first Employment Year, Employee will be eligible for annual consideration for fixed increases in his Base Salary, any such increase to be in the discretion of the independent directors of the Board of Directors acting upon a recommendation by the Compensation Committee.

3.2           Incentive Compensation.  For each Employment Year during the Employment Period (or any partial Employment Year on a pro-rata basis), Employee will be eligible to receive such  additional compensation for his services, a bonus (the “Bonus”) as may be determined by the independent directors of the Board of Directors acting upon a recommendation by the Compensation Committee, who will annually establish criteria to be used to determine the Bonus such as the increase in the Company’s earnings per share as well as other factors relating to the Employee’s and the Company’s performance.  Any such Bonus will be payable not later than 75 days after the end of the Employment Year in respect of which it is to be paid, and the award of any such Bonus will be in the discretion of the Compensation Committee of the Board of Directors; provided, however, that except as otherwise provided in Section 4, the Employee shall be paid a Bonus for the Employment Year ended December 31, 2007 in an amount of not less than $450,000.  It is further established that the target Bonus for Employee for the Employment Year ended December 31, 2008, and beyond, shall be $450,000 unless otherwise increased at the discretion of the Compensation Committee of the Board of Directors.

3.3           Equity Compensation.  Employee shall also be entitled to such equity grants of restricted stock or stock options as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company.

3.3.1        Option Grant.  The Company agrees to grant to Employee an option (the “Option”) to purchase 150,000 shares of the Company’s Common Stock, par value $.10 per share.  The Option will be granted pursuant to a separate option agreement, shall have an option exercise price per share equal to the closing price of the Company’s Common Stock as reported by the New York Stock Exchange (the “Fair Market Price”) on the date of the grant, and shall have a term of five (5) years.  The Option will be granted under the 1997 Employee Stock Option Plan of the Company.  The Option shall become exercisable in three equal annual installments, with the first such installment becoming exercisable by Employee on the first annual anniversary of the Effective Date, and the succeeding installments becoming exercisable by Employee on the second and third year anniversaries of the Effective Date.  In the event that Employee’s employment with the Company shall terminate for any reason, the Option shall remain exercisable for a period of three months (one year if termination is due to death) following such termination of employment but in no event beyond the five-year option expiration date.  In the event of a termination of Employee’s employment pursuant to Section 4.4 below prior to the Option becoming exercisable in its entirety, the Option shall automatically vest in full and become exercisable for all of the shares thereunder; and in the event of a termination of Employee’s employment pursuant to Section 4.6 below prior to the Option becoming exercisable in its entirety, then a portion of the next annual installment of the Option shall vest on a pro-rata basis through the date of termination (based on the number of days employed during the Employment Year).

3.3.2        Restricted Stock Grant.  Subject only to approval of the Company’s 2006 Equity Incentive Plan by the Company’s Shareholders at the Company’s 2006 Annual Meeting of Stockholders to be held on January 10, 2007, the Company agrees to grant Employee 60,000 shares of Restricted Stock to Employee on January 10, 2007.  These shares will be granted pursuant to a separate Restricted Stock Agreement under the 2006 Equity Incentive Plan in form and substance as approved by the Compensation Committee.  The shares of Restricted Stock will be subject to forfeiture in accordance with the terms of such agreement during the three-year period following the date of the grant, and such risk of forfeiture shall lapse as to 20,000 shares on each anniversary of the date of the grant, commencing with the first annual anniversary of the date of the grant.  However, in the event of a termination of this Agreement pursuant to Section 4.6 below prior to the Restricted Stock becoming exercisable in its entirety, then a portion of the next annual installment of Restricted Stock shall vest on a pro-rata basis through the date of termination (based on the number of days employed during the Employment Year).  Notwithstanding the foregoing, the risk of forfeiture shall lapse with respect to all shares of Restricted Stock subject to the grant upon termination of this Agreement pursuant to Section 4.4.

3.4           Use of Automobile.  During the Employment Period, Employee shall be entitled to the use of an automobile leased or owned by the Company in connection with the Company’s business.  The make and model of the automobile shall be reasonably satisfactory to Employee, provided that the Company’s monthly payments in respect thereof (exclusive of the expenses referred to in the following sentence) shall not exceed $700.  In lieu of the foregoing, the Company may pay Employee an automobile allowance of $700 a month.  Employee shall also be entitled to receive reimbursement for reasonable out-of-pocket expenses related to the automobile, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile; provided, however, that Employee shall be responsible for keeping appropriate records regarding the use of said automobile, as instructed by the Company or its accountants.

3.5           Other Benefits.

3.5.1        During the Employment Period, Employee shall be entitled to participate, at Company expense (subject to applicable employee contribution requirements imposed by the Company from time to time on its employees generally), in the medical and dental health insurance plan, and all other health, insurance and other benefit plans applicable generally to executive officers of the Company on the same basis as such officers.  In addition, Employee shall be entitled to participate in the Company’s 401(k) plan.

3.5.2        During the Employment Period, Employee will be entitled to paid vacation of four weeks, sick leave and holidays, in all cases consistent with the Company’s policy applicable to executives generally as from time to time in effect.  All vacations shall be scheduled at the mutual convenience of the Company and Employee.

3.5.3        The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company, including travel, entertainment and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with the Company’s policy applicable to executives generally as from time to time in effect.

4.             Termination.  Employee understands and acknowledges that the Company may terminate this Agreement and Employee’s employment hereunder at any time, with or without cause, for any reason or no reason, in which event the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee, other than as specifically provided herein.  No termination of this Agreement by itself shall be deemed a breach of this Agreement for the purposes of Section 6.3 below.

4.1           If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or at any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon written notice to Employee.

4.2           In the event of the death of Employee, this Agreement shall immediately terminate on the date thereof, subject to the terms of this Section 4.

4.3           If Employee (a) discloses material trade secrets or other material confidential information related to the business of the Company in breach of this Agreement or otherwise violates a covenant set forth in Section 6 hereof; (b) fails or refuses to carry out the business of the Company as lawfully directed and as reasonably required by the terms of this Agreement after written demand is delivered to Employee by the Board of Directors of the Company, which demand specifically identifies the manner in which the Board of Directors believes that Employee has failed or refused to carry out the Company’s business, which failure or refusal is not substantially remedied by Employee within ten (10) days of receipt of such demand; (c) commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors; or (d) abuses alcohol, prescription drugs or controlled substances, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee with the date of such notice being the “termination date” and such termination being deemed for “cause.”

4.4           Employee may terminate his employment under this Agreement upon not less than thirty (30) days’ written notice to the Company if (i) the Company undergoes a “Change in Control” (as defined below) or (ii) within twelve months following a merger that does not constitute a Change in Control of the Company, Employee’s job title, duties and responsibilities are materially reduced.  “Change in Control” shall mean (1) the acquisition of beneficial ownership, direct or indirect, of securities of the Company by any person (as that term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Employee or a person approved by Employee, which when combined with all other securities of the Company beneficially owned, directly or indirectly, by that person, equals or exceeds 50% of the combined voting power of the Company’s then outstanding securities, or (2)

at any time after the Effective Date, a majority of the Board of Directors is composed of persons who are not “Continuing Directors” as hereinafter defined.   “Continuing Directors” as used herein shall mean (i) the directors of the Company at the close of business on the Effective Date, and (ii) any person who was or is elected (A) to succeed a Continuing Director or (B) to become a director as a result of an increase in the size of the board, recommended, in each case, by a majority of the Continuing Directors then on the Board.  Any Termination Notice given by Employee hereunder must be given within ninety (90) days following the occurrence of the event giving rise to such termination.

4.5           Employee shall have the right to terminate his employment without cause at any time upon not less than three (3) months’ prior written notice to the Company.

4.6           The Company shall have the right to terminate Employee’s employment without cause upon not less than thirty (30) days’ prior written notice to the Employee.

4.7           Upon termination of Employee’s employment under Section 4.1, 4.2, 4.3 or 4.5, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.8           Upon termination of Employee’s employment under Section 4.4 or 4.6, Employee will be entitled to payments and benefits accrued and due and payable to Employee prior to the termination date under Section 3; provided, however, that with respect to the amount of the Bonus to be paid under Section 3.2 (the “Accrued Bonus”) under such circumstance, (i) if such termination occurs during the first Employment Year, then such amount payable shall be $450,000 (i.e., the full minimum Bonus) regardless of when during the first Employment Year the termination occurs and (ii) if such termination occurs after the first Employment Year, then such amount (x) shall be a prorated portion of the full Bonus payable for such Employment Year (based on the number of days Employee was employed during the Employment Year); provided, however, that such amount shall be payable under this subparagraph (ii) only if the established Bonus criteria for such Employment Year was satisfied through the date of termination.  In addition to the foregoing payments, following such termination, the Company shall (i) continue to pay to Employee Employee’s Base Salary as in effect at the time of termination for a twelve month period following the date of termination (provided however, that the payments that are due hereunder for the first six months after such termination of employment shall be deferred and shall be paid in a lump sum, without interest, on the first business day after such six month period) and (ii) pay to Employee a severance payment equal to the amount of the Accrued Bonus (the “Severance Bonus”).  The Severance Bonus and the Accrued Bonus to be paid to Employee hereunder shall be paid no later than 75 days after the close of the Company’s fiscal year in which such termination of employment occurred.  Except for such payments and the benefits described in Section 4.9, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date.  Any payment to Employee under this Section shall constitute liquidated damages and not a penalty, and Employee shall not be obligated to seek employment to mitigate his damages; nor shall any compensation the Employee receives from any party subsequent to such termination be an offset to the amount of any payment hereunder.

4.9           Upon termination of Employee’s employment under Sections 4.1, 4.2 or 4.6, the Company shall pay to the Employee or his representatives for the three months following any such termination (provided any amounts payable pursuant to this section shall be paid no later than 75 days after the close of the Company’s fiscal year in which such termination of employment occurred), an amount equal to the monthly amount being paid by the Company at the time of termination to insure Employee and his spouse and/or dependents under any medical or dental health insurance plans then being maintained by the Company, such payments being in addition to the payments and benefits payable to Employee specified above.

5.             Relocation.  Employee agrees to relocate his residence to a location within 60 miles of the corporate offices, located at 150 Clove Road, Little Falls, New Jersey 07424 by December 31, 2007.  Subject to Employee’s compliance with the foregoing, the Company agrees to reimburse Employee for his reasonable and necessary relocation expenses as mutually agreed by the Company and the Employee.  If Employee voluntarily terminates his employment with the Company within 12 months of his start date, he agrees to immediately repay the total reimbursed relocation expenses.  Any amounts received by Employee for relocation expense reimbursement will be reported as taxable income to Employee in the year received as required by applicable tax law and appropriate income and employment tax withholdings will be made to the extent required by applicable law.

6.                                    Disclosure of Confidential Information, Assignment
of Inventions, and Covenants Not to Compete.

6.1           Confidential Information.  Employee acknowledges that the Company (which term, for purposes of Section 6 shall be deemed to include Cantel Medical Corp. and all of its direct and indirect subsidiaries) possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company.  Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the Company’s Board of Directors, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee shall become informed during his employment, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

6.2           Patent and Related Matters.

6.2.1        Inventions.  Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment Period, whether or not during regular working hours (hereinafter collectively referred to as the “Inventions”).  Subject to Section 6.2.2, Employee, to the extent that he has the legal right to do so, hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions, and Employee acknowledges that such assigned inventions are and shall remain the property of the Company.

6.2.2        Limitation.  It is further agreed and Employee is hereby notified that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)            which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or

(ii)           which does not result from any work performed by Employee for the Company.

6.2.3        Assistance.  Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

6.2.4        Records.  Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all equipment (including computers, etc.), records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

6.3           Non-Compete.  Employee agrees that during the Employment Period and for a period of two (2) years following the termination of Employee’s employment hereunder, except as a result of the breach by the Company of any material term or condition hereof (a “Breach”), Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the continental United States or Canada which is competitive with that of the Company’s primary lines of business, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to five (5%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.  For the purpose of this Agreement, a business activity competitive with the business of the Company shall include only the design, manufacture, marketing, sale, distribution or service of any of the following products (collectively, “Products”):  (i) endoscope disinfection or sterilization equipment or supplies, (ii) infection control equipment, products, supplies or systems, (iii) water treatment and filtration systems and supplies, (iv) specialty packaging products for transporting infectious and biological specimens, (v) products or services for dialysis and for medical device reprocessing, or other medical filtration and separation services or (vi) any other product or product group hereafter manufactured, marketed, sold, distributed or serviced by the Company after the date hereof; but in each case which are the same as or similar to or compete with, or have a usage allied to, Products being developed, marketed, sold or distributed by the Company at any time during the last twelve months of Employee’s employment by the Company.

6.4           Non-interference.  Employee further agrees that for a period of two years following termination of Employee’s employment hereunder, he will not (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, franchisee, licensee, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company without prior written consent of the Board of Directors of the Company.

6.5           Enforcement.  If, at the time of enforcement of any provisions of this Section, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Employee agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement.

7.             Miscellaneous Provisions.

7.1           Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

7.2           This Agreement is entered into in the State of New Jersey and shall be governed pursuant to the laws of the State of New Jersey.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.3           This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

7.4           This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

7.5           Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Cantel Medical Corp.

150 Clove Road

Little Falls, NJ  07424

Attn: Charles M. Diker

Chairman of the Board

If to Employee:

R. Scott Jones

15535 Old York Road

Monkton, MD 21111

7.6           This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

7.7           This Agreement may be executed in separate counterparts and may be delivered by facsimile, each of which shall constitute the original hereof.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

CANTEL MEDICAL CORP.

By:	/s/ Charles M. Diker
Charles M. Diker
Chairman of the Board

/s/ R. Scott Jones
R. Scott Jones